Exhibit (a)(1)(F)

NOTICE OF WITHDRAWAL

Instructions

If you previously elected to accept Credence’s exchange offer dated June 27, 2008, and would like to change your election and withdraw the tender of all or any portion of your options, you must complete and sign this Notice of Withdrawal, and return it to Credence before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 unless the Exchange Offer is extended. Please remember that if you wish to withdraw the tender of option shares granted by a particular agreement, you must withdraw the tender of all option shares granted by that particular agreement.

Once the notice is signed and complete, please return it to Credence by one of the following means:

Via Mail or Courier

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Attn: Stock Administration

Via Facsimile

Credence Stock Administration, Fax No. (408) 635-4750

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mailing it to stock_administrator@credence.com.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF OPTIONS.

Print Full Name

CREDENCE SYSTEMS CORPORATION

NOTICE OF WITHDRAWAL

To Credence Systems Corporation:

I previously received a copy of the exchange offer dated June 27, 2008, and the letter of transmittal. I signed and returned the letter of transmittal, in which I elected to tender all or a portion of my options. I understand that Credence will not accept any conditional or partial returns of individual option grants and that for each option grant previously tendered I must withdraw my election as to the entire option grant. I wish to change that election and withdraw from the offer with respect to the option grants listed below:

	Date of Eligible Option	Exercise Price of Options Subject to Grant	Total Number of Outstanding Options Subject to Grant

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Signature

Printed Name

Social Security Number or Tax I.D. Number

Date